UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2009

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor
Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements in this Current Report on Form 8-K which are not historical, including statements regarding the Partnership’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC and include, among other things, increased financing costs, no occurrence of an event of default under our credit agreement that would allow our lenders to immediately exercise their remedies under the credit facility, our liquidity, future charter rates and demand in the spot market for vessels. Investors are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Partnership assumes no responsibility to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

SECTION 2. FINANCIAL INFORMATION

ITEM 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The Partnership did not make the $6.5 million interest payment due on February 15, 2009 in respect of its 13% senior secured notes due 2014 (the “Notes”). Under the terms of the Indenture, dated August 7, 2006 (the “Indenture”), governing the Notes, the Partnership has a grace period of 30 days from the payment due date with respect to the interest payment before the nonpayment becomes an event of default under the Indenture. There is no right to accelerate the obligations under the Notes based on the nonpayment unless interest remains unpaid upon expiration of the grace period. In the event that the interest payment is not made prior to the expiration of the 30-day grace period, then the aggregate principal amount of the Notes, plus the unpaid interest payment and any other amounts due and owing on the Notes could be declared immediately due and payable by the Trustee under the Indenture or by holders of 25% or more of the aggregate principal amount of the Notes.

The rights of the holders of the Notes with respect to the collateral securing such Notes are substantially limited pursuant to the terms of the lien-ranking agreements set forth in the Indenture and in the intercreditor agreement between, among others, the trustee for the Notes and the collateral agent under the Partnership’s amended and restated credit facility (the “Senior Credit Agreement”). Under those lien-ranking agreements, at any time that obligations under the Senior Credit Agreement that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under the collateral documents, will be at the direction of the lenders under the Senior Credit Agreement and holders of any other obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the Notes, will not have the ability to commence, control or direct such actions, even if the rights of the holders of the Notes are adversely affected.

Failure to make the interest payment on the Notes within the 30-day grace period would also constitute an event of default under the Partnership’s Senior Credit Agreement, which would allow the lenders thereunder to declare the Partnership’s obligations under the Senior Credit Agreement immediately due and payable and to exercise their rights and remedies under the Senior Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer
(principal executive officer)

Date: February 17, 2009